Exhibit (10.7)

Resolutions Terminating Deferrals Under the Key Executive Short-Term Incentive Deferred Compensation Plan and Amending the 401(k) Supplement

WHEREAS, McGraw Hill Financial, Inc. (the “Company”) sponsors and maintains the Key Executive Short-Term Incentive Deferred Compensation Plan, as amended (the “DC Plan”) and the 401(k) Savings and Profit Sharing Plan Supplement, as amended (the “401(k) Supplement”);

WHEREAS, the Compensation and Leadership Development Committee (the “Committee”) has determined that, due to limited participation in the DC Plan by employees, it is in the best interests of the Company to close the plan to future deferrals of compensation earned on or after January 1, 2015 and to consolidate compensation deferrals after that date under the terms of the 401(k) Supplement;

WHEREAS, in connection with the consolidation of future deferrals under the 401(k) Supplement, the Company now desires to amend the 401(k) Supplement to increase from 6% to 25% the maximum percentage of earnings in excess of the limitation set forth in Section 401(a)(17) of the Internal Revenue Code that a participant may elect to defer in respect of amounts paid on or after January 1, 2016;

WHEREAS, the Company also desires to amend the 401(k) Supplement to provide that participants may, at the time of their compensation deferrals for amounts paid on or after January 1, 2016, elect to receive a distribution of such deferrals in the form of annual installment payments for a period of up to 10 years, rather than in the form of a lump sum; and

WHEREAS, the Committee has the authority under the DC Plan and the 401(k) Supplement to make the changes described above.

NOW, THEREFORE BE IT

RESOLVED, that the appropriate officers of the Company are authorized and directed on behalf of the Company to amend the DC Plan to provide that there shall be no deferrals of compensation earned on or after January 1, 2015;

FURTHER RESOLVED, that the appropriate officers of the Company are authorized and directed on behalf of the Company to amend and restate the 401(k) Supplement to (i) increase from 6% to 25% the maximum percentage of earnings in excess of the limitation set forth in

Section 401(a)(17) of the Internal Revenue Code that a participant may elect to defer in respect of amounts paid on or after January 1, 2016; (ii) provide that participants may, at the time of their compensation deferrals for amounts paid on or after January 1, 2016, elect to receive a distribution of such deferrals in the form of annual installment payments for a period of up to 10 years, rather than in the form of a lump sum; and (iii) to make such clarifying and technical changes as may be appropriate in restating the 401(k) Supplement;

FURTHER RESOLVED, that the proper officers of the Company shall be and hereby are authorized and directed to take such steps as may be necessary, proper or desirable to carry out these resolutions, the taking of such action to be conclusive evidence that such action was deemed necessary and appropriate in connection with the actions contemplated hereby; and
FURTHER RESOLVED, that all actions taken on behalf of the Company by any officer, employee, director or agent of the Company prior to the date hereof in connection with any and all of the above resolutions are hereby expressly confirmed, approved, ratified and adopted as the actions of the Company, effective as of the applicable date or dates thereof.